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                                                                    Exhibit 11.1

                             BUSINESS RESOURCE GROUP
                       COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                 THREE MONTHS ENDED       SIX MONTHS ENDED
                                                      APRIL 30,               APRIL 30,
                                                 ------------------      ------------------
                                                  1997        1996        1997        1996
                                                 ------      ------      ------      ------
PRIMARY
Net income ................................      $  534      $  527      $1,043      $  933
                                                 ======      ======      ======      ======

Weighted average shares outstanding-
    Common shares .........................       4,883       4,841       4,878       4,841
Common equivalent shares-
    Stock options .........................         102          78          67          48
                                                 ------      ------      ------      ------
Total common stock and common
    stock equivalents .....................       4,985       4,919       4,945       4,889
                                                 ======      ======      ======      ======

Net income per common and
    common share equivalent ...............      $  .11      $  .11      $  .21      $  .19
                                                 ======      ======      ======      ======